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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 11-K
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               [x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                      For the year ended December 31, 1997

                                       or

        [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


               For the transition period from ________ to ________


                           Commission File No. 0-25642
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             A. Full title of the plan and the address of the plan:

                        COMMONWEALTH ALUMINUM CORPORATION
                          PERFORMANCE SHARING PLAN FOR
                       SALARIED EMPLOYEES AND PERFORMANCE
                SHARING PLAN FOR COLLECTIVELY BARGAINED EMPLOYEES
                                 --------------


    B. Name of issuer of securities held pursuant to the plan and the address of its principal executive office:

                          COMMONWEALTH INDUSTRIES, INC.
                            500 West Jefferson Street
                                   19th Floor
                         Louisville, Kentucky 40202-2823

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                                    FORM 11-K
                        Commonwealth Aluminum Corporation
               Performance Sharing Plan for Salaried Employees and
          Performance Sharing Plan for Collectively Bargained Employees
                                December 31, 1997



The following financial statements and supplemental schedules of the Plan are incorporated herein by reference and submitted in paper format on Form SE:

         Financial Statements:

     Statements of Net Assets Available for Benefits with Fund Information, December 31, 1997 and 1996

     Statements of Changes in Net Assets Available for Benefits with Fund Information for the years ended December 31, 1997 and 1996

     Notes to Financial Statements

         Supplemental Schedules:

     Line 27a - Schedule of Assets Held for  Investment  Purposes,  December 31,
1997

     Line 27d - Schedule of Reportable Transactions for the year ended December 31, 1997



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Signature Page                                                   3

Exhibit Index                                                    4

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Pension Administrative Committee of Commonwealth Industries, Inc. has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                       Commonwealth Aluminum Corporation Performance Sharing Plan for Salaried Employees and
                       Performance Sharing Plan for Hourly Employees

                       By:      /s/ Donald L. Marsh, Jr.
                                ------------------------
                                Donald L. Marsh, Jr.
                                Executive Vice President, Chief Financial
                                Officer and Secretary
                                Commonwealth Industries, Inc. and a
                                member of Pension Administrative
                                Committee

Date:    June 29, 1998



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                                  Exhibit Index
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Exhibit
Number                      Description
-------                     -----------
    13.1 Financial statements and supplemental schedules of the Commonwealth Aluminum Corporation Performance Sharing Plan for Salaried Employees as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996, including report of independent accountants.

    13.2 Financial statements and supplemental schedules of the Commonwealth Aluminum Corporation Performance Sharing Plan for Collectively Bargained Employees as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996, including report of independent accountants.

    23           Consent of Coopers & Lybrand L.L.P.

Exhibits 13.1 and 13.2 above are submitted in paper format on Form SE.